Exhibit 99.1

Company Contact:	Investor Contacts:
Robert Stern (ras@micruscorp.com)	Bruce Voss (bvoss@lhai.com)
Executive Vice President	Jody Cain (jcain@lhai.com)
Micrus Endovascular Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 830-5900	(310) 691-7100
Micrus Endovascular Signs Distribution Agreement to Enter Japanese Market
SUNNYVALE, Calif. (September 30, 2005) — Micrus Endovascular Corporation (Nasdaq: MEND) today announced the signing of a five-year, exclusive agreement with Goodman Co., Ltd. for the distribution and service in Japan of Micrus’ implantable and disposable medical devices used in the treatment of cerebral vascular diseases.
Under the terms of the agreement, Goodman will distribute Micrus’ full line of products throughout Japan, with an initial focus on its bare platinum spherical and helical coils pending approval from Japanese regulators. The transaction includes an up-front cash payment from Goodman of approximately $750,000.
“Japan is a meaningful market opportunity for us, and we are pleased to be able to utilize Goodman’s established and leading distribution network,” said John Kilcoyne, Micrus Endovascular president and CEO. “Industry reports estimate that Asia currently accounts for approximately one third of interventional cerebral vascular disease procedure revenues worldwide, and that Japan represents a significant portion of the Asian market. We believe Goodman is well established in the Japanese market through both distribution agreements with leading vascular device companies as well as Goodman’s internal development and manufacturing capabilities.”
“Goodman is pleased to enter the neurovascular market in Japan with such a strong partner. We believe Micrus has been successful in the United States and Europe and we anticipate similar success in Japan once regulatory approval has been obtained,” said Akira Yamamoto, Goodman president, CEO and chairman.
About Goodman Co., Ltd.
Goodman is the Japanese leader in the development, manufacture and distribution of vascular interventional devices, such as coronary stents, PTCA balloons, circulatory system catheters for use in intravenous diagnostic procedures, testing equipment, artificial internal organs and medical imaging network systems. The company acquired Avantec Vascular Corp. and LightLab Imaging LLC, both of the U.S., in 2002. For more information, visit www.goodmankk.com.
About Micrus Endovascular Corporation
Micrus Endovascular develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. Micrus products are used by interventional neuroradiologists and neurosurgeons primarily to treat cerebral aneurysms responsible for hemorrhagic stroke, a significant cause of death in the United States. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system.

Micrus’ proprietary, three-dimensional microcoils are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells accessory devices and products used in conjunction with its microcoils. For more information visit www.micruscorp.com.
Forward-Looking Statements
Micrus Endovascular, from time to time, may discuss forward-looking information and this press release contains or may contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements can be identified by terminology such as “may,” “will,” “should,” “intends,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the increased use of embolic coiling as a procedure to treat cerebral aneurysms, achieving profitability in light of its limited operating history and history of significant operating losses, the Company’s involvement in patent litigation with Boston Scientific Corporation, fluctuations in quarterly operating results, developing new products or product enhancements that will be accepted by the Company’s market, complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, competing and gaining market share in a highly competitive market segment with large, well-established medical device manufacturers with significant resources, obtaining on a timely basis clearances from the U.S. Food and Drug Administration (and similar regulatory agencies outside the United States) and approvals for our future products or product enhancements, and other risks as detailed from time-to-time in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2005 and the other reports and filings with the Securities and Exchange Commission under the Securities Act of 1933 and the Securities and Exchange Act of 1934. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
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